Exhibit 10.69

July 9, 2008

William Houghton, M.D.

Dear William:

It is with great pleasure that I invite you to join the Anesiva team. We are building an exciting company with a deep pipeline that will be largely focused on developing and commercializing products for pain management. The most important component of any successful company is its people. To successfully accomplish our goals, we are assembling a world-class team to support our development, manufacturing and commercialization efforts.

Anesiva, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Medical Officer, and you will initially report to Michael Kranda, President and Chief Executive Officer. This is a full-time exempt position. You will work at our facility located at 650 Gateway Boulevard, South San Francisco, CA, 94080. You agree to devote your best efforts and substantially all of your business time and attention to the business of the Company, except for vacation periods as set forth herein, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise authorized herein. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. Subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time, your gross semi-monthly salary will be $14,166.67 (equivalent to an annualized rate of $340,000 per year), payable in accordance with the Company’s standard payroll schedule. Employees are currently paid on the 15th and the last day of the month.

William Houghton, M.D.

3. Discretionary Bonus. You will be eligible to earn an annual target bonus of thirty-five percent (35%) of your base salary earned during the bonus year. Whether your annual bonus is earned, and the amount of the annual bonus (if any), will be determined under the terms of the Company’s annual bonus program (as adopted by the Compensation Committee of the Board). The Board will determine, in its sole discretion, the applicable corporate performance targets for each bonus year, which may include corporate financial goals, business development goals, and preclinical and clinical development goals. In order to be eligible to earn your annual bonus, you must remain an active employee of the Company through the bonus payout date following the end of the applicable work year, and you will not earn any of your annual bonus if your employment terminates for any reason before the bonus payout date. The Company shall have the discretion to structure some or all of your annual bonus so that it qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Your annual bonus target will be reviewed annually and may be adjusted by the Board in its discretion.

4. Relocation Benefits. You agree that you will permanently move to the San Francisco Bay Area within three (3) months following your first date of full-time employment with the Company (“Employment Commencement Date”). In order to assist you in your relocation, the Company will do the following:

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Pay you $4,000 per month ($2,000 semi-monthly) to rent temporary housing in the San Francisco Bay Area for one year from your Employment Commencement Date (“Housing Allowance”). The Housing Allowance payments will be paid in accordance with the Company’s standard payroll schedule and will be subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

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Reimburse you or pay on your behalf up to $2,000 for relocation assistance services (e.g., area tours and home finding services) with a relocation consulting firm designated by the Company (“Relocation Assistance”).

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Reimburse you or pay on your behalf up to $5,000 for reasonable hotel, airfare, and rental car expenses for up to three (3) months after your Employment Commencement Date for travel for you and your wife between Coppell, TX and the San Francisco Bay Area consistent with the Company’s travel policy or otherwise pre-approved (“Travel Expenses”).

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Reimburse you or pay on your behalf up to $30,000 for the move and temporary storage of your household items, including up to two vehicles, from Coppell, TX to the San Francisco Bay Area (“Moving Expenses”). The Company will, at your option, either (i) reimburse you, in accordance with the Company’s reimbursement policy and systems, for amounts paid to a licensed moving company, or (ii) pay the Moving Expenses directly to a licensed moving company within thirty (30) days after being invoiced for services performance, or on such

William Houghton, M.D.

other terms as may be agreed between the Company and the licensed moving company.

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Reimburse to you an after-tax amount not to exceed $50,000 in the aggregate for (i) your documented real estate commission paid by you to a broker or other seller-based closing costs for the sale of your home in Coppell, TX, (ii) your documented lease termination fees for your apartment in Minnesota, and (iii) your documented closing costs related to your purchase of a home in the San Francisco Bay Area provided that such expenses are incurred and submitted to the Company no later than December 31, 2009 (“Real Estate Reimbursement”). The Company will reimburse you for amounts pursuant to the Real Estate Reimbursement in accordance with the Company’s reimbursement policy and systems.

5. Relocation Repayment. In the event that you resign from employment with the Company for any reason or are terminated by the Company for Cause (as defined in this Section) within twenty-four (24) months after you Employment Commencement Date, you agree that you will repay to the Company all amounts paid to you or on your behalf (“Repayment Amount”) pursuant to Section 4, including any applicable Housing Allowance, Relocation Assistance, Travel Expenses, Moving Expenses, and Real Estate Reimbursement. However, if within twenty-four (24) months after your Employment Commencement Date your employment with the Company ceases for any reason other than termination for Cause within twelve (12) months after a Change in Control (as defined in the Company’s Executive Change in Control Severance Benefit Plan) or you are subject to an Involuntary Termination without Cause (as defined in this Section) within twelve (12) months after a Change in Control, you would not be required to repay to the Company the Repayment Amount. Any Repayment Amount must be paid within thirty (30) days after your last date of employment with the Company. You agree that you will sign any additional agreement or document that the Company deems necessary with respect to enforcing its right to receive the Repayment Amount.

For all purposes under this letter agreement (except as otherwise specified), the following terms as used in this Section 5 shall have the meanings ascribed to the below:

“Involuntary Termination without Cause” means either (a) involuntary discharge by the Company for reasons other than Cause (as defined below) or (b) voluntary resignation following: (i) the assignment to you or removal of any duties or responsibilities which result in the material diminution of your position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of your position; (ii) a reduction in your annual base salary by greater than ten percent (10%), except to the extent the base salaries of all other executive officers of the Company are reduced by the same or greater percentage; or (iii) a relocation of the Company’s principal executive offices to a location outside the San Francisco Bay Area.

William Houghton, M.D.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material breach of any agreement between you and the Company, (c) a failure to comply with the Company’s written policies or rules after 30 days’ written notice that you must comply, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct (f) insubordination, or (g) any repeated failure to perform assigned duties.

6. Change in Control. You will be entitled to the benefits provided in the Company’s amended and restated Executive Change in Control Severance Benefit Plan (the “Plan”), a copy of which is enclosed, in the event of a Change in Control (as defined in the Plan.

7. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Enclosed, for your reference, is a Summary of Current Employee Benefits. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

8. Stock Option. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 140,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2003 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in twenty-five percent (25%) of the option shares after twelve (12) months of continuous service, and the balance will vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement.

9. Background Screen. This employment offer is contingent upon successful results from background screening of any and all of your applicable driving and criminal records and verification of your social security number, college degree(s), and recent employment. By signing this letter you consent to the Company conducting such screening.

10. Employee Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is enclosed.

11. Proof of Authorization to Work in the United States. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Enclosed, for your reference, is the I-9 document that you will be required to complete on your first day of employment. Please refer to this document and bring the correct identification with you.

William Houghton, M.D.

Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

12. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

13. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company you also will not assist any person or entity in competing with the Company or in preparing to compete with the Company. In addition, while you render services to the Company and for one (1) year thereafter, you will not engage in, and will not assist any person or entity in, soliciting, recruiting, or hiring away from the Company any employees or consultants of the Company.

14. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Enclosed, for your reference, is the W-4 tax withholding form that you will be required to complete on your first day of employment.

15. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the

William Houghton, M.D.

county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

16. Entire Agreement. This letter agreement, together with the Employee Proprietary Information and Inventions Agreement, supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

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Continued on next page.

William Houghton, M.D.

We hope that you will accept our offer to join the Company. This offer is contingent upon your acceptance by July 10, 2008 and upon your starting work with the Company on or before September 8, 2008; however, we expect you to use your best efforts to start by August 13, 2008 so that you may attend the Company’s Board of Directors Meeting scheduled on that date. Please call Michael Kranda at 650-246-6969 with your decision. Please indicate your acceptance of this offer by signing both copies of this offer letter and returning one original to me in the enclosed Federal Express envelope. The other original of the offer letter is for your files. In addition, please fax your acceptance to our confidential fax machine. The facsimile number is 650-246-6945. Please, also sign the two copies of the Proprietary Information and Inventions Agreement and return one of each with the offer letter in the enclosed Federal Express envelope.

I await a positive response and anticipate the valuable contribution that you will make to Anesiva.

Very truly yours,

ANESIVA, INC.

/s/ Michael Kranda
By:	Michael Kranda President and Chief Executive Officer

I have read, and accept and agree to, this letter agreement:

/s/ William Houghton, M.D.

Signature of William Houghton, M.D.

Start Date: September 1, 2008

Dated: July 10, 2008

cc: Michael Kranda

Enclosures:

Executive Change in Control and Severance Plan

Summary of Current Employee Benefits

Employee Proprietary Information and Inventions Agreement

I-9 Form

W-4 Form

Federal Express return envelope